Exhibit 99.T3A.6

The Companies Act 2006

Articles of Association of
EnQuest Global Limited

Private company having a share capital
(Incorporated on 10 April 2013)

No. 08482753

The Companies Act 2006

Articles of Association of
EnQuest Global Limited (the “Company”)

Private company having a share capital
(Adopted by written resolution passed on 20 May 2013)

PRELIMINARY

1.1                                   In these articles:

“Act” means the Companies Act 2006 including any modification or re-enactment thereof for the time being in force;

“Article” means the appropriate section of these articles;

“Group” means the Company and its group undertakings from time to time and all of them and each of them as the context admits and “Group Company” means any one of them; and

“group undertaking” shall be construed in accordance with section 1161 of the Companies Act 2006;

“Model Articles” means the model articles for private companies limited by shares contained in schedule 1 of The Companies (Model Articles) Regulations 2008 (SI 2008 No 3229) as amended prior to the date of adoption of these articles.

1.2                                   The Model Articles shall apply to the Company save in so far as they are excluded or varied by these articles and such Model Articles (save as so excluded or varied) and these articles shall be the articles of association of the Company.  The regulations contained in any Table A applicable to the Company pursuant to the Companies Act 1985 or any former enactment relating to companies, shall not apply to the Company.

1.3                                   Unless the context otherwise requires, other words or expressions contained in these articles bear the same meaning as in the Companies Act 2006 as in force on the date when these articles are adopted.

DECISION-MAKING BY DIRECTORS

2.1                                   In Model Article 8(2) (copies of unanimous decisions in writing) the words “copies of which have been signed by each eligible director” shall be replaced by the words “where each eligible director has signed one or more copies of it”.

2.2                                   In Model Article 8(3) (unanimous decisions) the words “and whose vote would have been counted” shall be added after the words “who would have been entitled to vote on the matter”.

2.3                                   Model Article 9(2) (content of notices of directors’ meeting) shall not apply to the Company.

2.4                                   In Model Article 9(4) (waiver of notice entitlement) the words “not more than 7 days” shall be replaced by the words “either before, on or”.

2.5                                   A director may vote, at any meeting of the directors or of any committee of the directors, on any resolution, and may otherwise take, or take part in, any decision, notwithstanding that it in any way concerns or relates to a matter in which he has, directly or indirectly, any kind of interest or duty whatsoever (whether or not it may conflict with the interests of the Company), and if he shall vote on any such resolution (or take, or take part in, any such decision) his vote shall be counted; and in relation to any such resolution as aforesaid he shall (whether or not he shall vote on the same) be taken into account in calculating the quorum present at the meeting.  This is subject to section 175 of the Act and to the other provisions of these articles.

2.6                                   Model Article 14 (conflicts of interests) shall not apply to the Company.

DIRECTORS’ INTERESTS

3.1                                   Provided that he has disclosed to the directors the nature and extent of any interest of his in accordance with and to the extent required by the Act or the interest is deemed disclosed by article 3.2, a director notwithstanding his office:

(a)                           may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b)                           may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is interested or any Group Company or any body corporate in which any Group Company is interested;

(c)                            may act, by himself or through a firm in which he is interested, in a professional capacity for the Company or any Group Company or any body corporate in which any Group Company is interested (otherwise than as auditor); and

(d)                           may hold any other place of profit with the Company (otherwise than as auditor) in conjunction with his office as the directors may determine;

and (i) he shall not, by reason of his office or the fiduciary relationship thereby established, be accountable to the Company for any remuneration or other benefit which he or any other person derives from any such office or employment or from any such transaction or arrangement or from acting in a professional capacity or from any interest in any such undertaking or body corporate; and (ii) no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or remuneration or other benefit; and (iii) receipt of any such remuneration or other benefit shall not constitute a breach of his duty under section 176 of the Act.

3.2                                   For the purposes of this article a director shall be deemed to have disclosed the nature and extent of an interest which consists of him being a director, officer or employee of any Group Company in relation to the Company.

DIRECTORS’ CONFLICTS

4.1                                   For the purposes of section 175 of the Act, the directors may authorise any matter proposed to them which would, if not so authorised, constitute or give rise to an infringement of duty by a director under that section.

4.2                                   Any authorisation of a matter pursuant to article 4.1 shall extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter so authorised.

4.3                                   Any authorisation of a matter under article 4.1 shall be subject to such conditions or limitations as the directors may specify, whether at the time such authorisation is given or subsequently, and may be terminated or varied by the directors at any time.  A director shall comply with any obligations imposed on him by the directors pursuant to any such authorisation.

4.4                                   A director shall not, by reason of his office or the fiduciary relationship thereby established, be accountable to the Company for any remuneration or other benefit which derives from any matter authorised by the directors under article 4.1 and any transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such remuneration or other benefit or on the ground of the director having any interest as referred to in the said section 175.

4.5                                   A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director or officer or employee of the Company and in respect of which he owes a duty of confidentiality to another person.  However, to the extent that his connection with that other person conflicts, or possibly may conflict, with the interests of the Company, this article 4.5 applies only if the existence of that connection has been authorised by the directors under article 4.1 above.  In particular, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he fails:

(a)                           to disclose any such information to the directors or to any director or other officer or employee of the Company; and/or

(b)                           to use any such information in performing his duties as a director or officer or employee of the Company.

4.6                                   Where the existence of a director’s connection with another person has been authorised by the directors under article 4.1 and his connection with that person conflicts, or possibly may conflict, with the interests of the Company, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

(a)                           absents himself from meetings of the director or any committee thereof at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)                           makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists.

4.7                                   The provisions of articles 4.5 and 4.6 are without prejudice to any equitable principle or rule of law which may excuse the director from:

(a)                           disclosing information, in circumstances where disclosure would otherwise be required under these articles or otherwise;

(b)                           attending meetings or discussions or receiving documents and information as referred to in article 4.6 in circumstances where such attendance or receiving such documents and information would otherwise be required under these articles.

4.8                                   For the purposes of this article 4 a conflict of interest includes a conflict of interest and duty and a conflict of duties.

APPOINTMENT AND REMOVAL OF DIRECTORS

5.                                          The holder or holders for the time being of more than one-half of the issued ordinary shares of the Company shall have the power from time to time and at any time to appoint any person or persons as a director or directors either as additional directors or to fill any vacancy and to remove from office any director howsoever appointed.  Any such appointment or removal shall be effected by a notice in writing signed by or on behalf of the member or members exercising the power and shall take effect upon lodgement at the registered office of the Company or upon presentation at a board meeting or general meeting of the Company, or upon such later date as may be specified in the notice.  Model Article 18 (termination of directors’ appointment) shall be construed accordingly.

ALTERNATE DIRECTORS

6.1                                   Any director (the “appointor”) may appoint as an alternate any other director, or any other person approved by a resolution or other decision of the directors to:

(a)                           exercise that director’s powers; and

(b)                           carry out that director’s responsibilities,

in relation to the taking of decisions by the directors in the absence of the alternate’s appointor.

6.2                                   Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the directors.

6.3                                   The notice must:

(a)                           identify the proposed alternate; and

(b)                           in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

6.4                                   An alternate director has the same rights, in relation to any directors’ meeting, and all meetings of committees of directors of which the appointor is a member, or directors’ written resolution, or other decision of the directors reached in accordance with Model Article 8, as the alternate’s appointor.  For the purposes of Model Article 8(1) and 8(2) (Unanimous decisions) if an alternate director indicates that he shares the common view, his appointor need not also indicate that he shares the common view and if a resolution is signed by an alternate director (or to which an alternate director has indicated his agreement in writing), it need not also be signed or so agreed to by his appointor.

6.5                                   Except as the articles specify otherwise, alternate directors:

(a)                           are deemed for all purposes to be directors;

(b)                           are liable for their own acts and omissions;

(c)                            are subject to the same restrictions as their appointors; and

(d)                           are not deemed to be agents of or for their appointors.

6.6                                   A person who is an alternate director but not a director:

(a)                           may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person’s appointor is not participating); and

(b)                           may sign (or otherwise indicate his agreement in writing to) a written resolution (but only if that person’s appointor has not signed or otherwise indicated his agreement in writing to such written resolution).

No alternate may be counted as more than one director for such purposes.

6.7                                   A director who is an alternate director has an additional vote on behalf of each appointor who is:

(a)                           not participating in a directors’ meeting; and

(b)                           would have been entitled to vote if they were participating in it.

6.8                                   An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the Company.

6.9                                   Model Article 20 (Directors’ expenses) is modified by the addition of the words “(including alternate directors)” before the words “properly incur”.

6.10                            An alternate director’s appointment as an alternate terminates:

(a)                           when the alternate’s appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)                           on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

(c)                            on the death of the alternate’s appointor; or

(d)                           when the alternate’s appointor’s appointment as a director terminates.

SECRETARY

7.                                          It shall not be necessary for the Company to have a secretary.

ALLOTMENT OF SHARES

8.1                                   The directors shall have the powers given by section 550 of the Act.

8.2                                   In accordance with section 567 of the Act, the requirements of sections 561 and 562 of the Act are excluded in relation to allotments of equity securities by the Company.

PAYMENT OF COMMISSIONS ON SUBSCRIPTION FOR SHARES

9.1                                   The Company may pay any person a commission in consideration for that person:

(a)                           subscribing, or agreeing to subscribe, for shares; or

(b)                           procuring, or agreeing to procure, subscriptions for shares.

9.2                                   Any such commission may be paid:

(a)                           in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other; and

(b)                           in respect of a conditional or an absolute subscription.

TRANSFER OF SHARES

10.1                            Model Article 26(5) (share transfers) shall not apply to the Company.

10.2                            The directors shall have discretion to refuse to register a transfer of shares in the Company if any of the following conditions are not met:

(a)                           it is lodged at the registered office of the Company or at such other place as the directors may appoint and is accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b)                           it is in respect of only one class of shares; or

(c)                            it is in favour of not more than four transferees,

provided that where any mortgage, charge or other security interest (“Security”) has been granted to any person (a “Mortgagee”) by any member then, notwithstanding any other provision of these articles, the directors shall not decline to register any duly stamped transfer of shares registered in the name of that member if that duly stamped transfer:

(a)                           is executed by that member in favour of any person; or

(b)                           is executed by the Mortgagee or any receiver or nominee appointed by the Mortgagee pursuant to the Security in favour of any person,

and that duly stamped transfer is presented with a certificate signed by a duly appointed officer of the Mortgagee or such receiver or nominee stating that the shares are to be transferred in accordance with rights granted under the Security.

DIVIDENDS

11.1                            Model Article 30(2) (dividend not to exceed the amount recommended by the directors) shall not apply.

11.2                            In Model Article 34 (non-cash distributions) the words “on the recommendation” shall be replaced by the words “or by a resolution or other decision of”.

DEEMED DELIVERY OF DOCUMENTS AND INFORMATION

12.1                            Any notice, document or other information sent or supplied by the Company:

(a)                           sent by post (whether in hard copy or electronic form) to an address in the United Kingdom (provided that the company is able to show that it (or the envelope) was properly addressed, prepaid and posted) shall be deemed to have been received by the intended recipient on the day following that on which it (or an envelope containing it) was put in the post if first class post was used or 48 hours after it was posted if first class post was not used;

(b)                           sent or supplied by electronic means, (provided that the company is able to show that it was properly addressed) shall be deemed to have been received by the intended recipient on the day on which it was sent or supplied;

(c)                            sent or supplied by means of a website, shall be deemed to have been received by the intended recipient:

(i)                               when the material was first made available on the website; or

(ii)                            if later, when the recipient received (or is deemed to have received) notice of the fact that the material was available on the website;

(d)                           left at a shareholder’s registered address or such other postal address as notified by the shareholder to the Company for the purpose of receiving company communications, shall be deemed to have been received on the day it was left.

12.2                            For the purposes of this Article, no account shall be taken of any part of a day that is not a working day.

12.3                            A shareholder whose registered address is not within the United Kingdom and who gives to the Company an address within the United Kingdom at which notice may be given to him, or an address to which notices may be sent by electronic means, shall be entitled to have notices, documents or other information sent to him at that address, but otherwise no such shareholder shall be entitled to receive any notice, document or other information from the Company.

INDEMNITY AND BENEFITS

13.1                            Subject to the provisions of the Companies Acts (but so that this article does not extend to any matter insofar as it would cause this article or any part of it to be void under the Companies Acts) but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every person who is or was at any time a director of the Company or any Group Company may be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities (together “Liabilities”) which he may sustain or incur in or about the actual or purported execution and/or discharge of his duties (including those duties, powers and discretions in relation to any Group Company or any company that is a trustee of an occupational pension scheme (as defined in section 235(6) of the Act)) and/or the actual or purported exercise of his powers or discretions and/or otherwise in relation thereto or in connection therewith, including (without prejudice to the generality of the foregoing) any Liability suffered or incurred by him in disputing, defending, investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations, or proceedings, whether civil, criminal, or regulatory or in connection with any application under section 661(3), section 661(4) or section 1157 of the Act.

13.2                            The Company may also provide funds to any director of the Company or of any Group Company to meet, or do anything to enable a director of the Company or any Group Company to avoid incurring, expenditure to the extent permitted by the Companies Acts.

13.3                            Without prejudice to any other provisions of these articles, the directors may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors of the Company, or of any other Group

Company or any other body which is or was otherwise associated with the Company or any Group Company or any other body in which the Company or any such Group Company has or had any interest, whether direct or indirect, or of any predecessor in business of any of the foregoing, (together with Group Companies, “Associated Companies”) or who are or were at any time trustees of (or directors of trustees of) any pension, superannuation or similar fund, trust or scheme or any employees’ share scheme or other scheme or arrangement in which any employees of the Company or of any such other body are interested, including (without prejudice to the generality of the foregoing) insurance against any costs, charges, expenses, losses or liabilities suffered or incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or the actual or purported exercise of their powers and discretions and/or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company or any such other body, fund, trust, scheme or arrangement.

13.4                            The directors may exercise all the powers of the Company to give or award pensions, annuities, gratuities or other retirement, superannuation, death or disability allowances or benefits (whether or not similar to the foregoing) to (or to any person in respect of) any persons who are or have at any time been directors of the Company or of any Associated Company, and to the spouses, civil partners, former spouses and former civil partners, children and other relatives and dependants of any such persons and may establish, maintain, support, subscribe to and contribute to all kinds of schemes, trusts and funds (whether contributory or non-contributory) for the benefit of such persons as are hereinbefore referred to or any of them or any class of them, and so that any director or former director shall be entitled to receive and retain for his own benefit any such pension, annuity, gratuity, allowance or other benefit (whether under any such trust, fund or scheme or otherwise).

13.5                            Without prejudice to any other provisions of these articles, the directors may exercise all the powers of the Company to establish, maintain, and contribute to any scheme for encouraging or facilitating the holding of shares in the Company or in any Associated Company by or for the benefit of current or former directors of the Company or any such body corporate or the spouses, civil partners, former spouses, former partners, families, connections or dependants of any such persons and, in connection with any such scheme, to establish, maintain and contribute to a trust for the purpose of acquiring and holding shares in the Company or any such body corporate and to lend money to the trustees of any such trust or to any individual referred to above.

13.6                            Model Articles 52 (indemnity) and 53 (insurance) shall not apply to the Company.